Exhibit 99.1

For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

ENDO ANNOUNCES RESOLUTION OF PATENT LITIGATION WITH WATSON PHARMACEUTICALS RELATED TO LIDODERM®

Agreement protects Lidoderm intellectual property and eliminates uncertainty

CHADDS FORD, Pa. May 29, 2012 – Endo (Nasdaq: ENDP) announced today that it has reached an agreement with Watson Pharmaceuticals (Watson) resolving two patent infringement lawsuits related to LIDODERM (lidocaine patch 5%). A trial was held on the first of these cases in February 2012, and this resolution was reached prior to the Judge issuing a decision in the case.

“We are pleased to have reached an agreement that protects Endo’s intellectual property interests and eliminates the uncertainty of a court decision,” said Dave Holveck, President and CEO of Endo. “We believe this agreement will benefit consumers and resolving this issue is another step forward in establishing Endo as the dynamic, diversified healthcare solutions company that we are today.”

The settlement agreement outlines the terms of the agreement, which include:

•	Watson is unable to market a generic version of Lidoderm until the U.S. Food and Drug Administration (FDA) approves Watson’s abbreviated new drug application (ANDA) for its lidocaine patch 5% product.

•	If the FDA approves Watson’s ANDA prior to September 15, 2013, Watson must wait until that day to market its generic product, except under certain limited circumstances.

•	Endo will provide $12 million in branded Lidoderm product, based on wholesale acquisition cost, to Watson each month from January through August of 2013.

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If the FDA does not approve Watson’s ANDA by Dec. 31st, 2013, Endo will provide $6.67 million in branded Lidoderm product, based on wholesale acquisition cost, to Watson each month in 2014 that Watson’s ANDA has not received FDA approval.

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If the FDA does not approve Watson’s ANDA by Dec. 31st, 2014, Endo will provide $7.11 million in branded Lidoderm product, based on wholesale acquisition cost, to Watson each month from January 2015 through September 2015 that Watson’s ANDA has not received FDA approval.

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The license to Watson is exclusive as to Endo’s launch of an authorized generic (AG) version of Lidoderm until the earlier of 1) the introduction of a generic version of Lidoderm by a company other than Watson, or 2) seven and a half months after Watson launches its generic version of Lidoderm.

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During any exclusivity period Watson may have following the launch of its generic product, Watson will pay a 25% royalty on gross profit to Endo until another generic enters the market including any authorized generic.

The agreement reflects the uncertainty created by the regulatory challenges facing generic manufacturers seeking to market a generic version of Lidoderm. In December 2006, Endo filed a Citizen Petition (CP) with FDA raising questions about whether FDA’s proposed approval requirements for generic Lidoderm were sufficient to determine bioequivalence. The CP raised a number of factors that should be considered by FDA, including the appropriate safety and efficacy metrics, in establishing bioequivalence for a locally acting topical drug that produces a unique partial sensory block in patients suffering from Post Herpetic Neuralgia (PHN). In March 2012, Endo submitted an amended CP highlighting the scientific and regulatory support for requiring generic manufacturers to conduct comparative clinical endpoint studies to demonstrate bioequivalence to locally acting topical products like Lidoderm. The Citizen Petition is currently under review by FDA and the company continues to believe in the merits of the arguments set forth in the CP.

Additional background information about Lidoderm and Endo’s amended CP can be found at http://www.endo.com/investors/overview.

The company expects to take a charge in reported earnings in the second quarter of 2012, which could be material, primarily related to the fair value on a probability adjusted basis of branded Lidoderm product to be provided to Watson under the terms of the settlement agreement. Endo has filed a Current Report on a Form 8-K with the U.S. Securities and Exchange Commission containing further details of the settlement as well as a copy of the settlement agreement.

About Endo

Endo Health Solutions Inc. (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates maximum value for patients, providers and payers alike. Learn more at www.endo.com.

Safe Harbor Statement

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